Exhibit 10.14
Execution Version
REVOLVING CREDIT AGREEMENT
dated as of March 14, 2011
among
RAM ENERGY RESOURCES, INC.
as Borrower
THE LENDERS FROM TIME TO TIME PARTY HERETO,
SUNTRUST BANK,
as Administrative Agent,
and
CAPITAL ONE, N.A.,
as Syndication Agent,

SUNTRUST ROBINSON HUMPHREY, INC.,
as Sole Lead Arranger and Sole Book Runner

i

Schedules

Schedule I	—	Applicable Margin and Applicable Percentage
Schedule II	—	Commitment Amounts
Schedule 4.5	—	Environmental Matters
Schedule 4.13	—	Gas Imbalances
Schedule 4.14	—	Marketing Contracts
Schedule 4.15	—	Hedging Agreements
Schedule 4.18	—	Subsidiaries
Schedule 7.1	—	Outstanding Indebtedness
Schedule 7.2	—	Existing Liens
Schedule 7.4	—	Existing Investments

Exhibits

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Guarantee and Collateral Agreement
Exhibit C	—	List of Collateral Documents
Exhibit D	—	Form of Notice of Borrowing
Exhibit E	—	Form of Notice of Continuation/Conversion
Exhibit F	—	Form of Secretary’s Certificate
Exhibit G	—	Form of Officer’s Certificate
Exhibit H	—	Form of Compliance Certificate

v

REVOLVING CREDIT AGREEMENT
          THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of March 14, 2011, by and among RAM Energy Resources, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”) and CAPITAL ONE, N.A. in its capacity as syndication agent for the Lenders (the “Syndication Agent”).
WITNESSETH:
          WHEREAS, the Borrower has requested that the Lenders establish a revolving credit facility in favor of the Borrower;
          WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank to the extent of their respective Commitments, are willing severally to establish the requested revolving credit facility and letter of credit subfacility in favor of and severally to make the loans to the Borrower; and
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent and the Issuing Bank agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
     Section 1.1 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
          “Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business, all as determined on a consolidated basis for such Acquired Entity or Business in a manner not inconsistent with GAAP.
          “Acquired Entity or Business” shall have the meaning provided in the definition of the term Consolidated EBITDA.
          “Additional Commitment Amount” shall have the meaning given to such term in Section 2.22.
          “Additional Lender” shall have the meaning given to such term in Section 2.22.
          “Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

          “Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.
          “Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
          “Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.
          “Aggregate Maximum Commitments” shall mean, collectively, the Maximum Commitments of all Lenders at any time outstanding.
          “Aggregate Maximum Commitment Amount” shall mean the aggregate principal amount of the Aggregate Maximum Commitments from time to time. On the Closing Date, the Aggregate Maximum Commitment Amount is as set forth on Schedule II.
          “Aggregate Commitments” shall mean, collectively, all Commitments of all Lenders at any time outstanding.
          “Aggregate Commitment Amount” shall mean the aggregate principal amount of the Aggregate Commitments from time to time.
          “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
          “Applicable Margin” shall mean, for any day, with respect to any Base Rate Loan or Eurodollar Loan, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid, based upon the Borrowing Base Utilization Percentage then in effect, provided in Schedule I.
Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 5.12(a), then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level. Notwithstanding the foregoing, from the Closing Date through but excluding the date of delivery to the

Administrative Agent of financial statements required by Section 5.1(a) for the year ending December 31, 2010 and the related Compliance Certificate required by Section 5.1(c), the rates set forth in Level III shall apply for purposes of determining the Applicable Margin.
          “Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of any date, the percentage per annum set forth in the Borrowing Base Utilization Grid, based upon the Borrowing Base Utilization Percentage then in effect, provided in Schedule I.
          Each change in the Applicable Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 5.12(a), then the “Applicable Percentage” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.
          “Approved Counterparty” means (i) any Lender or any Affiliate of a Lender, (ii) Shell Energy North America (US), L.P., (iii) any other Person whose long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher, and (iv) with regard to Master Agreements in respect of commodities, and subject to the conditions set forth therein, any other Person approved by the Administrative Agent.
          “Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Approved Petroleum Engineers” shall mean (i) Forrest A. Garb & Associates and (ii) any other independent petroleum engineers reasonably acceptable to the Administrative Agent and the Borrower.
          “Asset Coverage Ratio” shall mean, as of any date, the ratio of (i) NYMEX Value as of the most recent Redetermination Date, minus the NYMEX Value of any Oil and Gas Properties sold since such Redetermination Date, plus the NYMEX Value of any Oil and Gas Properties acquired since such Redetermination Date to (ii) Consolidated Total Debt as of such date.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
          “Availability Period” shall mean the period from the Closing Date to but excluding the Maturity Date.

          “Bank Product Amount” shall have the meaning set forth in the definition of “Bank Product Provider”.
          “Bank Product Obligations” shall mean, collectively, all obligations and other liabilities owed by any Loan Party to any Bank Product Provider arising with respect to any Bank Products.
          “Bank Product Provider” shall mean any Person that, at the time it provides any Bank Products to any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (A) the existence of such Bank Product, (B) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (C) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.4 shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.
          “Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (i) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (ii) card services, including credit card (including purchasing card and commercial card), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.
          “Base Rate” shall mean the highest of (i) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds rate, as in effect from time to time, plus one-half of one percent (1/2%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. “Base Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan or Loans comprising such Borrowing, which are bearing interest at a rate determined by reference to the Base Rate.

          “Borrower” shall have the meaning in the introductory paragraph hereof.
          “Borrower’s LTIP” shall mean the RAM Energy Resources, Inc. 2006 Long-Term Incentive Plan.
          “Borrowing” shall mean a borrowing consisting of Loans of the same Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Borrowing Base” shall mean at any time an amount equal to the amount determined in accordance with Section 2.7, as the same may be adjusted from time to time pursuant to Section 5.13, or Section 7.7 or Section 7.12.
          “Borrowing Base Deficiency” occurs if at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect.
          “Borrowing Base Utilization Percentage” shall mean, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.
          “Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in either Atlanta, Georgia or New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in dollar deposits are carried on in the London interbank market.
          “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).
          “Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, with the Administrative Agent pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

          “Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting stock of the Borrower, or (iii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who are Continuing Directors.
          “Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.20(b), by the Parent Company of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.
          “Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.
          “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
          “Collateral” shall mean all real and personal property of any kind or character, granted as security under the Collateral Documents.
          “Collateral Documents” shall mean the Guaranty and Collateral Agreement, the Mortgages and any and all other mortgages, deeds of trusts, security agreements, pledge agreements, account control agreements, UCC financing statements, letters-in-lieu, instruments, agreements, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Master Agreements with Secured Hedge Counterparties or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.
          “Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder. The amount representing each Lender’s Commitment shall at any time be the lesser of such Lender’s Maximum Commitment and such Lender’s Pro Rata Share of the then effective Borrowing Base.
          “Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit H.
          “Consolidated Current Assets” shall mean, for any Person at any time, the sum of the current assets of such Person and its Subsidiaries at such time; provided that, for purposes of determining compliance with Section 6.4, the excess of the Aggregate Commitments less the total Revolving Credit Exposures shall be considered a current asset. For purposes of this definition, any non-cash assets resulting from the requirements of ASC 815 for any period of determination shall be excluded from the determination of current assets of such Person and its Subsidiaries.
          “Consolidated Current Liabilities” shall mean, for any Person at any time, the current liabilities of such Person and its Subsidiaries at such time; provided that, for purposes of determining compliance with Section 6.4, the current portion of the principal amount of the Loans and the current portion of the principal amount of any loans outstanding under the Second Lien Term Loan Agreement shall not be considered current liabilities. For purposes of this definition, any non-cash liabilities resulting from the requirements of ASC 815 for any period of determination shall be excluded from the determination of current liabilities of such Person and its Subsidiaries.
          “Consolidated EBITDA” shall mean, for any Person and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period less (ii) unrealized gains from Hedging Transactions, plus (iii) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) non-cash compensation expenses under the Borrower’s LTIP as determined in accordance with FAS 123R and (E) all other non-cash charges (including unrealized losses from Hedging Transactions) acceptable to the Administrative Agent, determined on a consolidated basis in accordance with GAAP, in each case for such period; provided, however, that (x) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by any Loan Party during such period to the extent not subsequently sold, transferred, abandoned or otherwise disposed by any Loan Party (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion); provided further, that to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by any Loan Party during such period (each such Person, property, business or asset so sold or disposed of, a “Disposed Entity or Business”), based on the actual Disposed EBITDA of such Disposed Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion). Notwithstanding the foregoing, in no event shall the Consolidated EBITDA attributable to the Oil and Gas Properties sold to Milagro Producing, LLC or Southridge Energy, LLC in December, 2010 be treated as Disposed EBITDA hereunder. Unless otherwise specified herein, Consolidated EBITDA shall mean Consolidated EBITDA of the Borrower and its Subsidiaries.
          “Consolidated Interest Expense” shall mean, for any Person and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) the total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations, paid during such period plus (ii) the net amount payable (or minus the net amount receivable) with respect to interest rate Hedging Transactions during such period (whether or not actually paid or received during such period). Unless otherwise specified herein, Consolidated Interest Expense shall mean Consolidated Interest Expense of the Borrower and its Subsidiaries.
          “Consolidated Net Income” shall mean, for any Person and its Subsidiaries for any period, the net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any Capital Stock of such Person or any Subsidiary of such Person in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Person or any Subsidiary on the date that such other Person’s assets are acquired by the Person or any Subsidiary. Unless otherwise specified herein, Consolidated Net Income shall mean Consolidated Net Income of the Borrower and its Subsidiaries.
          “Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition thereto.
          “Continuing Director” shall mean, with respect to any period, any individuals (i) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

          “Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
          “Current Ratio” shall mean, as of the last day of any Fiscal Quarter, the ratio of Consolidated Current Assets as of such date to Consolidated Current Liabilities as of such date.
          “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
          “Default Interest” shall have the meaning set forth in Section 2.12(b).
          “Defaulting Lender” shall mean, at any time, any Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender has failed for three (3) or more Business Days to comply with its obligations under this Agreement to make a Loan and/or to make a payment to the Issuing Bank in respect of a Letter of Credit, (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on, its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (iii) such Lender has, for three (3) or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.
          “Defensible Title” means as to any Oil and Gas Property, such title held by a Loan Party that (i) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of the ownership, development and operation of producing Oil and Gas Properties, with knowledge of all of the facts and their legal bearing, would be willing to accept and pay full value therefor; (ii) is deducible of record from the records of the applicable parish or county, or, in the case of federal leases, from the records of the applicable office of the Bureau of Lands Management or Minerals Management Service, or, in the case of state leases, from the applicable records of the applicable state land office; (iii) entitle such Loan Party to receive not less than the “Net Revenue Interest” set forth in the Initial Reserve Report with respect to each Oil and Gas Property owned by such Loan Party as of the date of this Agreement, and not less than the “Net Revenue Interest” set forth in the most recent Reserve Report with respect to each Oil and Gas Property acquired by such Loan Party after the date of this Agreement, in each case, without reduction, suspension or termination throughout the productive life of such Oil and Gas Property; (iv) obligates such Loan Party to bear costs and expenses relating to operations on and the maintenance and development of each Oil and Gas Property in an amount not greater than the “Working Interest” set forth in the Initial Reserve Report with respect to each Oil and Gas Property owned by such Loan Party as of the date of this Agreement, and not greater than the “Working Interest” set forth in the most recent Reserve Report with respect to each Oil and Gas Property acquired by such Loan Party after the date of this Agreement (except to the extent that such Loan Party is obligated under an operating agreement to assume a portion of a defaulting or non-consenting party’s share of costs), in each case without increase for the respective productive life of such Oil and Gas Property; and (v) is free and clear of Liens and material encumbrances and defects, except for Permitted Encumbrances.
          “Disposed EBITDA” shall mean, with respect to any Disposed Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Disposed Entity or Business, all as determined on a consolidated basis for such Disposed Entity or Business in a manner not inconsistent with GAAP.
          “Disposed Entity or Business” shall have the meaning provided in the definition of the term Consolidated EBITDA.
          “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
          “Engagement Letter” shall mean that certain engagement letter dated January 26, 2011 among the Borrower, the Administrative Agent and SunTrust Robinson Humphrey, Inc.
          “Engineering Reports” shall have the meaning assigned such term in Section 2.7(c)(i).
          “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.
          “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “Environmental Permit” shall mean any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure of any Plan to meet the minimum funding standard applicable to the Plan for a plan year under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          “Event of Default” shall have the meaning provided in Article VIII.
          “Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located, (iii) in the case of a Foreign Lender, any withholding tax that (A) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (B) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (B) is attributable to such Foreign Lender’s failure (other than as a result of a change in law) to comply with Section 2.20(e) and (iv) in the case of a Lender or Issuing Bank, any U.S. withholding Taxes that are attributable to such Lender’s or Issuing Bank’s failure to comply with FATCA.
          “Existing Credit Agreement” shall mean that certain Loan Agreement, dated as of November 29, 2007, by and among RAM Energy Resources, Inc., the lenders from time to time parties thereto and Guggenheim Corporate Funding, LLC, as arranger and administrative agent, as amended or modified from time to time.
          “Existing Lenders” shall mean all lenders parties to the Existing Credit Agreement on the Closing Date.
          “FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.
          “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
          “Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
          “Fiscal Year” shall mean any fiscal year of the Borrower.
          “Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.
          “Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

          “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
          “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Governmental Requirement” shall mean any Requirement of Law imposed by any Governmental Authority.
          “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
          “Guarantor” shall mean each of the Subsidiary Loan Parties.
          “Guaranty and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, dated as of the date hereof and substantially in the form of Exhibit B hereto, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Lenders, Secured Hedge Counterparties and the other secured parties named therein.
          “Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including: (i) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (ii) Hydrocarbons, petroleum distillers, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (iii) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under any and all Hedging Transactions with any Lender-Related Hedge Provider.
          “Hedging Transaction” of any Person shall mean (i) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement and (iii) any and all renewals, extensions and modifications of such Hedging Transactions.
          “Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.
          “Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
          “Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(g), trade payables overdue by more than 60 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
          “Information Memorandum” shall mean the Confidential Information Memorandum dated February 2011 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.
          “Initial Reserve Report” shall mean the report of Forrest A. Garb & Associates dated as of December 31, 2010 with respect to certain Oil and Gas Properties of the Borrower and its Subsidiaries.
          “Interim Redetermination” shall have the meaning assigned such term in Section 2.7(b).
          “Interim Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.7(b).
          “Interest Coverage Ratio” shall mean, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on such date to (ii) Consolidated Interest Expense for the four consecutive Fiscal Quarters ending on such date, net of, to the extent the same would otherwise be included in Consolidated Interest Expense, amortization of debt discount, fees and expenses relating to the Existing Credit Agreement, this Agreement and the Second Lien Term Loan Agreement and other non-cash interest.
          “Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:
     (i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
     (ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
     (iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and
     (iv) no Interest Period may extend beyond the Maturity Date.
          “Investments” shall have the meaning assigned to such term in Section 7.4.
          “Issuing Bank” shall mean SunTrust Bank in its capacity as the issuer of Letters of Credit pursuant to Section 2.22.
          “LC Commitment” shall mean that portion of the Aggregate Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $5,000,000.
          “LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.
          “LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.
          “Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Capital Stock in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof.
          “Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party, is a Lender or an Affiliate of a Lender. Such Lender-Related Hedge Provider, except when the Lender-Related Hedge Provider is SunTrust

Bank and its Affiliates, shall make good faith efforts to provide written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction, and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.4 shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.
          “Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, each Lender that joins this Agreement pursuant to Section 2.22 or Section 2.24.
          “Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.21 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.
          “Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement.
          “LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time), two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. New York time two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
          “Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing and production payments and the like payable out of Oil and Gas Properties). The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person in a transaction intended to create a financing.
          “Loan” shall mean a loan made by a Lender to the Borrower under its Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.
          “Loan Documents” shall mean, collectively, this Agreement, the Second Lien Intercreditor Agreement, the Collateral Documents, the LC Documents, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, all UCC Financing Statements, all stock powers and similar instruments of transfer, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.
          “Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.
          “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of any Loan Party to perform any of its respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.
          “Material Contract” means, as to any Person, any supply, purchase, service, employment, tax, indemnity, farm-in agreement, farm-out agreement, gas marketing, gas imbalance, operating, unitization, communitization, partnership, joint venture or other agreement of such Person or any of its Subsidiaries or by which such Person or any of its Subsidiaries or any of their respective properties are otherwise bound, if such agreement either (i) requires the expenditure of over $1,000,000 by such Person during any calendar year (other than contracts with respect to the routine acquisition of leasehold, the drilling of wells, the construction and operation of gathering, processing or treating facilities or equipment, or other similar contracts pursuant to which such Person routinely acquires, drills, develops and operates the Oil and Gas Properties), or (ii) involves the sale of more than $2,500,000 in Hydrocarbons by such Person in any calendar year (except to the extent any such contract is cancelable by such Person on 60-days’ notice or less), or (iii) involves a liability of such Person in excess of $1,000,000, or (iv) results or could result in the loss of title to, or the transfer or creation of a Lien upon any Mortgaged Property (except to the extent otherwise permitted hereunder), or (v) is otherwise determined by Administrative Agent, in its reasonable judgment, to be material to the business, operations or properties of such Person, as the same shall be amended, modified and supplemented and in effect from time to time.
          “Material Indebtedness” shall mean any Indebtedness (other than Loans and Letters of Credit) and Hedging Obligations, of the Borrower or any of its Subsidiaries,

individually or in an aggregate committed or outstanding principal amount exceeding $500,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
          “Maturity Date” shall mean, the earlier of (i) March 13, 2016 or (ii) the date on which the principal amount of all outstanding Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).
          “Maximum Commitment” shall mean as to each Lender, the amount set forth opposite such Lender’s name on Schedule II under the caption “Maximum Commitment,” as such commitment may be (i) modified from time to time pursuant to Section 2.7 or Section 2.23 and (ii) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Mortgaged Properties” shall mean any property owned by the Borrower or any Subsidiary which is subject to the Liens existing and to exist under the terms of the Collateral Documents.
          “Mortgages” shall mean one or more mortgages or deeds of trust, as the same may be amended or supplemented from time to time, to secure the Obligations, executed by the Borrower and/or one or more of its Subsidiaries in favor of the Administrative Agent for the benefit of the Lenders, Secured Hedge Counterparties and the other secured parties named therein, the form and substance of which shall be satisfactory to the Administrative Agent, that encumber the Oil and Gas Properties, related improvements and other related property.
          “Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.
          “New Borrowing Base Notice” has the meaning assigned such term in Section 2.7(d).
          “Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation, as determined in accordance with GAAP. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
          “Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

          “Notice of Borrowing” shall have the meaning as set forth in Section 2.3.
          “Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.7(b).
          “NYMEX” shall have the meaning as set forth in the definition of “NYMEX Price”.
          “NYMEX Price” means, as of the date of the determination thereof with respect to each of the appropriate crude oil or natural gas categories included in the then most recent Reserve Report provided by the Borrower to the Administrative Agent pursuant to Section 5.12, the prices for the 36 succeeding monthly futures contract prices (the “Three Year Strip”) and held constant thereafter based on the price of the average of the contract prices for the last twelve (12) months of such Three Year Strip period, commencing with the month during which the determination is to be made, as quoted on the New York Mercantile Exchange (the “NYMEX”) and published in a nationally recognized publication for such pricing as selected by Administrative Agent, adjusted to account for the historical basis in a manner acceptable to the Administrative Agent, and held constant thereafter; provided, however, in the event that the NYMEX no longer provides futures contract price quotes for 36 month periods, the longest period of quotes of less than 36 months shall be used and held constant thereafter based on the average of the contract prices for the last twelve (12) months of such period, and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the Administrative Agent shall designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX herein.
          “NYMEX Pricing” shall mean, as of any date of determination with respect to any month (i) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for each month, and (ii) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, in each case as published by NYMEX on its website currently located at www.nymex.com or any successor thereto (as such pricing may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).
          “NYMEX Value” means, at any date of determination thereof as to the Proved Reserves of the Loan Parties, the present value, discounted at 10% per annum, of future net revenues (i.e., after deducting production and ad valorem taxes and less future capital costs and operating expenses and plugging and abandonment liabilities) from Proved Reserves of the Loan Parties utilizing the NYMEX Price and assuming that production costs thereafter remain constant on a per barrel of oil equivalent basis; provided, however, that with respect to volumes covered by Hedging Transactions that would effectively result in Borrower receiving greater or less than the NYMEX Price for such volumes as a result of payments made or received pursuant to Hedging Transactions, the contract price for such volumes under such Hedging Transactions shall be utilized in lieu of the NYMEX Price; provided, further, that any Hedging Transaction that the Borrower expects to terminate or unwind in accordance with the requirements of Section 7.12 shall not be utilized in calculating NYMEX Value. Solely for purposes of calculating

NYMEX Value, Proved Developed Producing Reserves shall comprise not less than sixty percent (60%) of the NYMEX Value.
          “Obligations” shall mean (i) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender or SunTrust Robinson Humphrey, Inc. as the Lead Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (ii) all Hedging Obligations owed by any Loan Party to any Secured Hedge Counterparty, and (iii) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing.
          “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
          “Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
          “Oil and Gas Properties” shall mean (i) Hydrocarbon Interests; (ii) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (iii) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (iv) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (v) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (vi) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (vii) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise specified herein, Oil and Gas Properties shall mean Oil and Gas Properties of the Borrower and its Subsidiaries.
          “OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
          “Participant” shall have the meaning set forth in Section 10.4(d).
          “Patriot Act” shall have the meaning set forth in Section 10.14.
          “Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
          “Permitted Encumbrances” shall mean:
     (i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
     (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen or other Liens imposed by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and with respect to which adequate reserves are being maintained in accordance with GAAP;

     (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
     (vi) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Subsidiary or materially impair the value of such property subject thereto;
     (vii) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and
     (viii) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such property for the purposes of which such property is held by the Borrower or any Subsidiary or materially impair the value of such property subject thereto;
provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness; provided, further that Liens described above shall remain “Permitted Encumbrances” only for so long as no action to enforce such Lien has been commenced or if commenced, the Borrower has commenced and continues to pursue appropriate measures to contest such Lien, and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Permitted Encumbrances.
          “Permitted Investments” shall mean:
     (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
     (ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
     (iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and
     (v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.
          “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Potential Defaulting Lender” shall mean, at any time, a Lender (i) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender or (ii) that has (or its Parent Company or a financial institution affiliate thereof has) notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement.

          “Pro Rata Share” shall mean (i) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure, as applicable), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure, as applicable, of all Lenders) and (ii) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and the denominator of which shall be the sum of all Lenders’ Commitments (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments).
          “Projected Production” shall mean, for any fiscal quarter, the internally forecasted reasonably anticipated projected production of crude oil, natural gas and natural gas liquids from proved, developed, producing Oil and Gas Properties of the Borrower and its Subsidiaries for such quarter.
          “Proposed Borrowing Base” has the meaning assigned to such term in Section 2.7(c)(i).
          “Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.7(c)(ii).
          “Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions. “Proved Developed Non-Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Non-Producing” in the Definitions. “Proved Developed Reserves” means Proved Reserves which are categorized as either “Proved Developed Producing Reserves” or “Proved Developed Non-Producing Reserves” in the definitions. “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions.
          “Proved Undeveloped Mineral Interests” means all Hydrocarbon Interests which constitute proved undeveloped reserves.
          “Redemption” shall mean with respect to any Indebtedness (other than Hedging Obligations), the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.
          “Redetermination Date” shall mean, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.7(d).

          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
          “Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
          “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
          “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
          “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
          “Remedial Work” has meaning assigned such term in Section 5.6(a).
          “Required Lenders” shall mean, at any time, Lenders holding more than 66 2/3% of the aggregate outstanding Commitments at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 66 2/3% of the Revolving Credit Exposure of the Lenders; provided, however, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Commitments, Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.
          “Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st or July 1st (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing and economic assumptions consistent with the term NYMEX Value as used herein.

          “Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.
          “Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding.
          “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and LC Exposure.
          “S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.
          “Scheduled Redetermination” shall have the meaning set forth in Section 2.7(b).
          “Second Lien Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of even date herewith, by and among the Administrative Agent, the administrative agent under the Second Lien Loan Documents, the Borrower and each Guarantor party thereto, as amended, modified or replaced from time to time.
          “Second Lien Term Loan Agreement” shall mean that certain Second Lien Term Loan Credit Agreement, dated as of the date hereof, among the Borrower, Guggenheim Corporate Funding, LLC, as the administrative agent, and the lenders from time to time party thereto, together with all amendments, modifications and supplements thereto.
          “Second Lien Term Loan Document” shall mean the Second Lien Term Loan Agreement, the Second Lien Notes and any “Loan Documents” (as defined in the Second Lien Term Loan Agreement), in each case, together with all amendments, modifications and supplements thereto.
          “Second Lien Notes” shall mean all notes delivered in connection with the Second Lien Term Loan Agreement, together with all amendments, modifications, replacements, extension and rearrangements thereof.
          “Secured Hedge Counterparty” shall mean any Lender-Related Hedge Provider.
          “Solvent” shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
          “Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnerships, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.
          “Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty and Collateral Agreement.
          “Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 & 840-20, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
          “Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Three Year Strip” shall have the meaning as set forth in the definition of “NYMEX Price”.
          “Transmittal” shall have the meaning set forth in Section 5.12(c).
          “Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     Section 1.2 Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”). Borrowings also may be classified and referred to by Type (e.g. “Eurodollar Borrowing” or “Revolving Eurodollar Borrowing”).
     Section 1.3 Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.
     Section 1.4 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.
ARTICLE II
AMOUNT AND TERMS OF THE COMMITMENTS
     Section 2.1 General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Commitment) to make Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank may issue Letters of Credit in accordance with Section 2.21, and (iii) each Lender agrees to purchase a participation interest in the Letters of Credit pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Loans and outstanding LC Exposure exceed the Aggregate Commitment Amount in effect from time to time.
     Section 2.2 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans, ratably in proportion to its Pro Rata Share of the Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.
     Section 2.3 Procedure for Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit D (a “Notice of Borrowing”) (x) prior to 11:00 a.m. New York time one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. New York time three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.4 or Section 2.21(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed six. Promptly following the receipt of a Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing.

     Section 2.4 Funding of Borrowings.
          (a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. New York time to the Administrative Agent at the Payment Office. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.
          (b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. New York time one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
          (c) All Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
     Section 2.5 Interest Elections.
          (a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section 2.5. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section 2.5, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit E attached hereto (a “Notice of

Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 10:00 a.m. New York time one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. New York time three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day; (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.
          (c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.
          (d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     Section 2.6 Optional Reduction and Termination of Commitments.
          (a) Unless previously terminated, all Commitments and LC Commitments shall terminate on the Maturity Date.
          (b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Maximum Commitment Amount in part or terminate the Aggregate Maximum Commitments (and by virtue thereof, all Commitments) in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Maximum Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.6 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Maximum Commitment Amount to an amount less than the aggregate outstanding Revolving

Credit Exposure of all Lenders. Any such reduction in the Aggregate Maximum Commitment Amount below the principal amount of the LC Commitment shall result in a dollar-for-dollar reduction in the LC Commitment.
          (c) With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Maximum Commitment (and by virtue, thereof, all Commitments) of a Defaulting Lender, and in such event the provisions of Section 2.25 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank or any Lender may have against such Defaulting Lender.
     Section 2.7 Borrowing Base.
          (a) For the period from and including the Closing Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $150,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 5.13, Section 7.7 and Section 7.12.
          (b) The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.7 (a “Scheduled Redetermination”), and, subject to Section 2.7(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on March 31st and September 30th of each year, commencing September 30, 2011. In addition, the Borrower may, by notifying the Administrative Agent thereof, two times during any calendar year, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, one time during any calendar year, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.7.
          (c) Scheduled and Interim Redetermination Procedure.
               (i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 5.12(a), and, in the case of an Interim Redetermination, pursuant to Section 5.12(b) and (B) such other reports, data and supplemental information, including, without limitation, the Transmittal and other information provided pursuant to Section 5.12(c), as may, from time to time, be reasonably requested by the Administrative Agent (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Indebtedness) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Commitment Amount.
               (ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):
                    (A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 5.12(a) and (c) in a timely and complete manner, then on or before the March 1st and September 1st of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 5.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.7(c)(i); and
                    (B) in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.
               (iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders as provided in this Section 2.7(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by Required Lenders. Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.7(d). If, however, at the end of such 15-day period, the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to the number of Lenders sufficient to constitute the Required Lenders, as applicable, for purposes of this Section 2.7(c)(iii) and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.7(d).
          (d) After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.7(c)(iii) the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:
               (i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 5.12(a) and (c) in a timely and complete manner, then on March 31st or September 30th, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 5.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and
               (ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.
Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 5.13, Section 7.7 or Section 7.12 whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.
          (e) If a Borrowing Base Deficiency exists at any time (other than as a result of any reduction and/or redetermination of the Borrowing Base pursuant to Section 5.13, Section 7.7 or Section 7.12), Borrower shall, within 30 days following notice thereof from Administrative Agent, provide written notice (the “Election Notice”) to Administrative Agent stating the action which Borrower proposes to take to remedy such Borrowing Base Deficiency, and Borrower shall thereafter, at its option, do one or a combination of the following: (a) within 30 days following the delivery of such Election Notice, make a prepayment of principal on the Loans in an amount sufficient to eliminate such Borrowing Base Deficiency, and if such Borrowing Base Deficiency cannot be eliminated by prepaying the Loans in full (as a result of outstanding LC Exposure), Borrower shall also at such time or times deposit with Administrative Agent Cash Collateral as necessary to eliminate the required portions of such Borrowing Base Deficiency, (b) within 30 days following the delivery of such Election Notice, submit additional Oil and Gas Properties owned by Borrower and its Subsidiaries for consideration in connection with the determination of the Borrowing Base which Administrative Agent and Required Lenders deem sufficient in their sole discretion to eliminate such Borrowing Base Deficiency, or (c) eliminate such deficiency by making six consecutive mandatory prepayments of principal on the Loans, each of which shall be in the amount of one sixth of the amount of such Borrowing Base Deficiency, commencing on the date that is 30 days after notice of such Borrowing Base Deficiency is delivered to the Borrower and continuing thereafter on each monthly anniversary of such first payment, and in connection therewith, Borrower shall dedicate a sufficient amount (as determined by Administrative Agent) of the monthly cash flow from Borrower’s Oil and Gas Properties to satisfy such payments. Notwithstanding the foregoing, upon any adjustment and/or redetermination of the Borrowing Base other than pursuant to this Section 2.7 which results in a Borrowing Base Deficiency (or an increase in any existing Borrowing Base Deficiency), Borrower shall promptly, but in all events no later than a Business Day after such Borrowing

Base Deficiency first occurs (or earlier if required by such sections), make a mandatory prepayment of principal on the Loans in an amount sufficient to eliminate such Borrowing Base Deficiency (or increase in any previously existing Borrowing Base Deficiency).
     Section 2.8 Repayment of Loans. The outstanding principal amount of all Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Maturity Date. The Borrower hereby unconditionally promises to repay in full the unpaid principal amount of each Loan upon the Maturity Date.
     Section 2.9 Evidence of Indebtedness.
          (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Maximum Commitment and Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.5, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.5, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
          (b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).
     Section 2.10 Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. New York time not less than three (3) Business Days prior to any such prepayment and (ii) in the case of any prepayment of any Base Rate Borrowing, prior to 11:00 a.m. New York time on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.12(c); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.18. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type pursuant to Section 2.2. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.
     Section 2.11 Mandatory Prepayments.
          (a) Immediately upon receipt by the Borrower or any of its Subsidiaries of proceeds in excess of $100,000 from any property insurance policies or eminent domain, condemnation or similar proceedings, the Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Borrower in connection therewith (in each case, paid to non-Affiliates), except to the extent that such proceeds from property insurance policies, eminent domain, condemnation or similar proceeds are reinvested in the business of the Loan Parties within 180 days following receipt thereof, and until reinvested are held in controlled accounts subject to control account agreements in form and substance reasonably satisfactory to the Administrative Agent.
          (b) Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.7, if any Borrowing Base Deficiency exists, then the Borrower shall prepay the Borrowings and/or Cash Collateralize the LC Exposure in accordance with Section 2.7(e). Any such prepayment shall be applied in accordance with Section 2.11(e).
          (c) Upon any adjustments to the Borrowing Base pursuant to Section 5.13, Section 7.7 or Section 7.12, if a Borrowing Base Deficiency exists, then the Borrower shall (a) prepay the Borrowings in an aggregate principal amount equal to such excess, and (b) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon. With respect to any adjustment pursuant to Section 5.13, the Borrower shall be obligated to make such prepayment and/or deposit of Cash Collateral no later than 5 Business Days following the effective date of such adjustment of the Borrowing Base. With respect to any adjustment pursuant to Section 7.7, the Borrower shall be obligated to make such prepayment and/or deposit of Cash Collateral on the date it or any Subsidiary receives cash proceeds as a result of such disposition. With respect to any adjustment pursuant to Section 7.12, the Borrower shall be obligated to make such prepayment and/or deposit of Cash Collateral on the Business Day immediately following the date on which the Borrowing Base is adjusted pursuant to Section

7.12(b). Any such prepayment shall be applied in accordance with Section 2.11(e). Any such prepayment shall be applied in accordance with Section 2.11(e).
          (d) If the Borrower or any of its Subsidiaries issues any Indebtedness or Capital Stock (other than Indebtedness permitted under Section 7.1 and Capital Stock issued by a Subsidiary of the Borrower to the Borrower or another Subsidiary) then no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith except to the extent proceeds from the issuance of Capital Stock are used to Redeem Indebtedness under the Second Lien Term Loan Agreement in accordance with Section 7.6; provided, however, that for purposes of this Section 2.11(d), Jefferies Group Inc. and its Affiliates shall be considered “non-Affiliates” in respect of any commissions or fees paid thereto in connection with the issuance of Capital Stock by the Borrower. Any such prepayment shall be applied in accordance with Section 2.11(e).
          (e) Any prepayments made by the Borrower pursuant to Sections 2.11(a), (b), (c) and (d) above shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; fourth, to the principal balance of the Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Commitments and fifth, after the Loans have been paid in full, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon. The Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments applied in accordance with clauses fourth and fifth above, unless an Event of Default has occurred and is continuing and the Required Lenders so request.
          (f) If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Commitment Amount, as reduced pursuant to Section 2.6 or otherwise, the Borrower shall immediately repay the Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied first to the Base Rate Loans to the full extent thereof, and finally to Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.
     Section 2.12 Interest on Loans.
          (a) The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each Eurodollar Loan at the

Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.
          (b) Notwithstanding clause (a) above, if an Event of Default has occurred and is continuing, at the option of the Required Lenders, and after acceleration, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.
          (c) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date or the Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Maturity Date or the Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
          (d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
     Section 2.13 Fees.
          (a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent including those fees set forth in the Engagement Letter.
          (b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (as set forth on Schedule I) on the daily amount of the unused Commitment of such Lender during the Availability Period. For purposes of computing commitment fees with respect to the Commitments, the Commitment of each Lender shall be deemed used to the extent of the outstanding Loans and LC Exposure of such Lender.
          (c) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Maturity Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.12(b) the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 200 basis points.
          (d) The Borrower shall pay on the Closing Date to the Administrative Agent and its Affiliates all fees in the Engagement Letter that are due and payable on the Closing Date. The Borrower shall pay on the Closing Date to the Administrative Agent for the account of the Lenders all upfront fees previously agreed in writing.
          (e) Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2011 and on the Maturity Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Maturity Date shall be payable on demand.
          (f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to commitment fees accruing with respect to its Commitment during such period pursuant to Section 2.13(b) or letter of credit fees accruing during such period pursuant to Section 2.13(c) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (i) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.25, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments and (ii) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank.
     Section 2.14 Computation of Interest and Fees.
          Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

     Section 2.15 Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,
               (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or
               (ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Borrowing for which a Notice of Borrowing or Notice of Conversion/Continuation has previously been given that it elects not to borrow on such date, then such Borrowing shall be made as a Base Rate Borrowing.
     Section 2.16 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
     Section 2.17 Increased Costs.
          (a) If any Change in Law shall:

               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
               (ii) impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;
and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or the Parent Company of such Lender or Issuing Bank could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of the Parent Company of such Lender or Issuing Bank with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in paragraph (a) or (b) of this Section 2.17 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within five (5) Business Days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or the Issuing Bank under this Section 2.17 for any increased costs or reductions incurred more than six (6) months prior to the date that such Lender or the Issuing Bank notifies the Borrower of such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such six-month period shall be extended to include the period of such retroactive effect.
     Section 2.18 Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.18 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
     Section 2.19 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).
          (f) If a payment made to a Lender or Issuing Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank, as the case may be, shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender or Issuing Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
     Section 2.20 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.17, 2.18 or 2.19, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.17, 2.18 or 2.19 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to the payment of principal of the Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) Notwithstanding anything herein to the contrary, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, reimbursement of LC Disbursements, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Maturity Date at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative

Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank under this Agreement, third to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders, and seventh to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
     Section 2.21 Letters of Credit.
          (a) In addition to letters of credit permitted by Section 7.1(f) issued by financial institutions other than the Issuing Bank, during the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.22(d), may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Maturity Date; (ii) each Letter of Credit shall be in a stated amount of at least $1,000,000 and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Commitment Amount. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Lender by an amount equal to the amount of such participation.
          (b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
          (c) At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.21(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.
          (d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. New York time on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.5. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.
          (e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
          (f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.12(b).
          (g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement; and the Borrower hereby grants to the Administrative Agent and its bailees for the benefit of the Administrative Agent, the Issuing Bank and the Lenders a security interest in such deposits (including all interest thereon and all proceeds thereof) and any deposit or securities accounts in which such deposits are held to secure the repayment of the Obligations under and in connection with the Letters of Credit and all other Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative

Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
          (h) Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.
          (i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
               (i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;
               (ii) The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
               (iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
               (iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;
               (v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.21, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

               (vi) The existence of a Default or an Event of Default.
Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (j) Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.
     Section 2.22 Increase of Commitments; Additional Lenders.
          (a) So long as no Event of Default has occurred and is continuing, from time to time after the Closing Date, Borrower may, upon at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Aggregate Maximum Commitment Amount by an amount not to exceed $50,000,000 (the amount of any such increase, the “Additional Commitment Amount”). Each Lender shall have the right for a period of 15 days following receipt of such notice, to elect by written notice to the Borrower and the Administrative Agent to increase its Maximum

Commitment by a principal amount equal to its Pro Rata Share of the Additional Commitment Amount. No Lender (or any successor thereto) shall have any obligation to increase its Maximum Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Maximum Commitment shall be made in its sole discretion independently from any other Lender. If any Lender shall fail to notify the Borrower and the Administrative Agent in writing about whether it will increase its Maximum Commitment within 15 days after receipt of such notice, such Lender shall be deemed to have declined to increase its Maximum Commitment.
          (b) If any Lender shall not elect to increase its Maximum Commitment pursuant to subsection (a) of this Section 2.22, the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Maximum Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any new bank or financial institution must be acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld or delayed. The sum of the increases in the Maximum Commitments of the existing Lenders pursuant to this subsection (b) plus the Maximum Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.
          (c) An increase in the aggregate amount of the Maximum Commitments pursuant to this Section 2.22 shall become effective upon the receipt by the Administrative Agent of a supplement or joinder in form and substance satisfactory to the Administrative Agent executed by the Borrower, by each Additional Lender and by each other Lender whose Maximum Commitment is to be increased, setting forth the new Maximum Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increase in the Maximum Commitments and such opinions of counsel for the Borrower with respect to the increase in the Maximum Commitments as the Administrative Agent may reasonably request.
          (d) Upon the acceptance of any such supplement or joinder by the Administrative Agent, the Aggregate Maximum Commitment Amount shall automatically be increased by the amount of the Maximum Commitments added through such supplement or joinder and Schedule II shall automatically be deemed amended to reflect the Maximum Commitments of all Lenders after giving effect to the addition of such Maximum Commitments.
          (e) Upon any increase in the aggregate amount of the Maximum Commitments pursuant to this Section 2.22 that is not pro rata among all Lenders, (x) within five Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Loans then outstanding, the Borrower shall prepay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article III, the Borrower shall reborrow Loans from the Lenders in proportion to their respective Maximum Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in proportion to their respective Commitments after giving effect to such increase and (y) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in proportion to their respective Maximum Commitments.
     Section 2.23 Mitigation of Obligations. If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.17 or Section 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
     Section 2.24 Replacement of Lenders. If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.19, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     Section 2.25 Reallocation and Cash Collateralization of Defaulting Lender or Potential Defaulting Lender Commitment.
          (a) If a Lender becomes, and during the period it remains, a Defaulting Lender or Potential Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:
               (i) the LC Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments (calculated as if the Defaulting Lender’s Maximum Commitment was reduced to zero and each Non-Defaulting Lender’s Maximum Commitment had been increased proportionately); provided that (A) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and
               (ii) to the extent that any portion (the “unreallocated portion”) of the LC Exposure of any Defaulting Lender cannot be reallocated pursuant to clause (i) for any reason, or with respect to the LC Exposure of any Potential Defaulting Lender, the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank), (a) Cash Collateralize the obligations of the Borrower to the Issuing Bank in respect of such LC Exposure in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure of such Defaulting Lender or the LC Exposure of such Potential Defaulting Lender, or (b) make other arrangements satisfactory to the Administrative Agent and the Issuing Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.
          (b) If the Borrower, the Administrative Agent and the Issuing Bank agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender or Potential Defaulting Lender has ceased to be a Potential Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the LC Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and such Lender will purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing). If any cash collateral has been posted with respect to the LC Exposure of such Defaulting Lender or Potential Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III
CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
     Section 3.1 Conditions To Effectiveness. The obligations of the Lenders to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).
          (a) The Administrative Agent and its Affiliates shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including without limitation reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Syndication Agent and their Affiliates (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Robinson Humphrey, Inc., as Lead Arranger.
          (b) The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:
               (i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
               (ii) an executed counterpart of that the Second Lien Term Loan Agreement and each other Second Lien Term Loan Documents which shall be in form and substance reasonably acceptable to the Administrative Agent and the Administrative Agent shall have evidence that funding under the Second Lien Term Loan Agreement has occurred, or is occurring contemporaneously with the initial funding hereunder in an amount of not less than $75,000,000, less original issue discount and fees and expenses associated with such funding;
               (iii) an executed counterpart of the Second Lien Intercreditor Agreement;
               (iv) executed counterparts of mortgage amendments or other documents in form and substance satisfactory to the Administrative Agent confirming of record that all Liens upon any the real property, improvements, fixtures, as-extracted collateral and other similar property of the Borrower and its Subsidiaries securing the Indebtedness arising pursuant to the Second Lien Term Loan Agreement are subordinated to the Liens created under the Mortgages in accordance with the Second Lien Intercreditor Agreement;
               (v) a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit F, attaching and certifying copies of its bylaws and of the resolutions of its board of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
               (vi) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;
               (vii) a favorable written opinion of (i) McAfee & Taft, counsel to the Loan Parties, and (ii) local counsel in each of the following States: Texas, Louisiana, Oklahoma and New Mexico and any other jurisdictions requested by the Administrative Agent, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;
               (viii) a certificate in the form of Exhibit G, dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the funding of the initial Borrowing, (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct and (z) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
               (ix) a duly executed Notice of Borrowing;
               (x) duly executed counterparts from each party (in such number as may be requested by the Administrative Agent) of the Collateral Documents, including the Guaranty and Collateral Agreement and the other documents described on Exhibit C. In connection with the execution and delivery of the Collateral Documents, the Administrative Agent shall be reasonably satisfied that the Collateral Documents create first priority, perfected Liens (subject only to Permitted Encumbrances identified in clauses (i) to (iv) and (vi) of the definition thereof, but subject to the provisos at the end of such definition) on at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report;
               (xi) title information as the Administrative Agent may reasonably require setting forth the status of title to at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report;
               (xii) copies of environmental reports and studies and such other diligence materials as the Administrative Agent may reasonably request;
               (xiii) copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing, certified by a Responsible Officer as of the Closing Date;
               (xiv) the Initial Reserve Report accompanied by a Transmittal covering the matters described in Section 5.12;
               (xv) appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower and its Subsidiaries for each jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Closing Date or Liens permitted by Section 7.2;
               (xvi) evidence that the Borrower has entered into interest rate Hedging Transactions with Approved Counterparties amounting to not less than $50,000,000 of the principal amount of the Indebtedness outstanding under the Second Lien Term Loan Agreement for the first three years of the tenor thereof;
               (xvii) evidence that the Borrower has entered into commodity Hedging Transactions with Approved Counterparties the notional volumes for which, as of the Closing Date, equal at least 50% of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties for each month during the 30-month period immediately following the Closing Date;
               (xviii) copies of (A) the internally prepared quarterly financial statements of the Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarter ending on December 31, 2009, (B) the audited consolidated financial statements for the Borrower and its subsidiaries for the fiscal years ended 2007, 2008 and 2009, (C) draft consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2010 certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries, and (D) financial projections on a quarterly basis for fiscal year December 31, 2011 and annually thereafter through 2015, certified by a Responsible Officer as of the Closing Date that such projections were based on assumptions believed by the Borrower in good faith to be reasonable;
               (xix) a duly completed and executed certificate of the type described in Section 5.1(c) including calculations of the financial covenants set forth in Article VI hereof as of Closing Date, calculated on a pro forma basis reflecting the transactions on the Closing Date under the First Lien Credit Agreement and hereunder;
               (xx) a certificate, dated the Closing Date and signed by the chief financial officer of each Loan Party, confirming that each Loan Party is Solvent before and after giving effect to the funding of the initial Borrower and the consummation of the transactions contemplated to occur on the Closing Date;

               (xxi) copies of all agreements, indentures or notes governing the terms of any Material Indebtedness and all other Material Contracts to which any Loan Party or any of its assets are bound, certified by a Responsible Officer as of the Closing Date as true and correct;
               (xxii) certificates of insurance issued on behalf of insurers of the Borrower and all Guarantors, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrower and all Guarantors, naming the Administrative Agent and the Lenders as additional insureds and naming the Administrative Agent as loss payee with respect to property insurance proceeds in excess of $50,000, certified by a Responsible Officer as of the Closing Date that the Loan Parties are in compliance with the insurance requirements set forth in Section 5.10;
               (xxiii) a fully executed payoff letter, in form and substance reasonably satisfactory to the Administrative Agent, relating to the Existing Credit Agreement and recordable mortgage and UCC release documentation relating to the Existing Credit Agreement for jurisdictions other than those covered by the Collateral Documents; and
               (xxiv) such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or Required Lenders.
          (c) The Administrative Agent shall be reasonably satisfied with title and environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries.
          Without limiting the generality of the provisions of Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.2) at or prior to 2:00 p.m., New York time, on March 25, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
     Section 3.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:
          (a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;
          (b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by an Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects, on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto, except to the extent such representations and warranties expressly relate to an earlier date);
          (c) since December 31, 2009, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
          (d) the Borrower shall have delivered the required Notice of Borrowing; and
          (e) the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.
In addition to the other conditions precedent herein set forth, if any Lender is a Defaulting Lender or a Potential Defaulting Lender at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, set forth in this Section 3.2, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit, unless they are satisfied that 100% of the related LC Exposure is fully covered or eliminated by any combination satisfactory to the Issuing Bank of the following:
               (i) in the case of a Defaulting Lender, the LC Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit, to the Non-Defaulting Lenders as provided in Section 2.25(a)(i); and
               (ii) in the case of a Defaulting Lender or a Potential Defaulting Lender, without limiting the provisions of Section 2.25(a)(ii), the Borrower Cash Collateralizes its reimbursement obligations in respect of such Letter of Credit in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit, or the Borrower makes other arrangements satisfactory to the Administrative Agent and the Issuing Bank, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender;
provided, however, that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender.
          Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

     Section 3.3 Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants to the Administrative Agent and each Lender as follows:
     Section 4.1 Existence; Power. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.2 Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     Section 4.3 Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.
     Section 4.4 Financial Statements. The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2009 and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the Fiscal Year then ended prepared by the Borrower and audited by UHY LLP and (ii)

the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2010, and the related unaudited consolidated statements of operations and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer. Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2009, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.
     Section 4.5 Litigation and Environmental Matters.
          (a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
          (b) Except for the matters set forth on Schedule 4.5, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, which failure is unremedied in whole or in part, (ii) has become subject to any Environmental Liability which remains unremedied in whole or in part, (iii) has received notice of any claim with respect to any Environmental Liability which remains unremedied in whole or in part or (iv) knows of any basis for any Environmental Liability which could reasonably be expected to have a Material Adverse Effect.
          (c) None of the properties of the Borrower or any Subsidiary contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.
          (d) There has been no Release or, to the Borrower’s Knowledge, threatened Release, of Hazardous Materials at, on, under or from the Borrower’s or any Subsidiary’s properties which could reasonably be expected to have a Material Adverse Effect, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such properties and, to the knowledge of the Borrower, none of such properties are adversely affected by any Release or threatened Release of Hazardous Material originating or emanating from any other real property which could reasonably be expected to have a Material Adverse Effect.

          (e) Neither the Borrower nor any Subsidiary has received any written notice asserting an alleged material liability or obligation under any applicable Environmental Laws with respect to the unremedied or unfinished investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials, at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any Subsidiary’s properties and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.
          (f) There has been no exposure of any Person or property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or the Subsidiaries; properties that could reasonably be expected to form the basis for a claim for damages or compensation in excess of $1,000,000.
          (g) The Borrower and the Subsidiaries have provided to the Administrative Agent complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Borrower’s or the Subsidiaries; possession or control and relating to their respective properties or operations thereon for the three-year period commencing January 1, 2008.
     Section 4.6 Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.7 Investment Company Act, Etc. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.
     Section 4.8 Taxes. The Borrower and its Subsidiaries and each other Person for whose taxes the Borrower or any Subsidiary could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

     Section 4.9 Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”
     Section 4.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.
     Section 4.11 Properties; Titles, Etc.
          (a) Each of the Borrower and the Subsidiaries has good and Defensible Title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title or valid leasehold interests to all its personal properties, in each case, free and clear of all Liens except Liens permitted under Section 7.2. After giving full effect to the Permitted Encumbrances, the Borrower or the Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such properties shall not in any material respect obligate the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Subsidiary’s net revenue interest in such property.
          (b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.
          (c) The rights and properties presently owned, leased or licensed by the Borrower and the Subsidiaries including, without limitation, all easements and rights of way, include all rights and properties necessary to permit the Borrower and the Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

          (d) All of the properties of the Borrower and the Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.
          (e) The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
     Section 4.12 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith) of the Borrower and its Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or any Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) of the Borrower or any Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties) of the Borrower or such Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 4.12 could not reasonably be expected to have a Material Adverse Effect).
     Section 4.13 Gas Imbalances, Prepayments. Except as set forth on Schedule 4.13 or on the most recent certificate delivered pursuant to Section 5.14, on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding one-half bcf of gas (on an mcf equivalent basis) in the aggregate.
     Section 4.14 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 4.14, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject property’s deliver capacity), no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.
     Section 4.15 Hedging Agreements. Schedule 4.15, as of December 31, 2010, and each report required to be delivered by the Borrower pursuant to Section 4.4, as of the date thereof, sets forth, a true and complete list of all open Hedging Transactions of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the Net Mark-to-Market Exposure of the parties thereto, all credit support agreements relating thereto (including any margin required or supplies) and the counterparty to each such agreement. Upon request, the Borrower shall provide the Administrative Agent the then current position, as determined by the respective counterparties to such Hedging Transactions, of the Borrower and its Subsidiaries with respect to each Hedging Transaction.
     Section 4.16 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     Section 4.17 Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     Section 4.18 Subsidiaries. Schedule 4.18 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.
     Section 4.19 Solvency. After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, each Loan Party is Solvent.
     Section 4.20 OFAC. No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     Section 4.21 Patriot Act. Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     Section 4.22 Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be used to refinance a portion of the Indebtedness under the Borrower’s Existing Credit Agreement, fund the acquisition of Oil and Gas Properties and capital expenditures, provide working capital and for other general corporate purposes of the Borrower and its Subsidiaries.
     Section 4.23 Insurance. The Borrower has and has caused each Guarantor to have all insurance policies required by Section 5.10 of this Agreement.

ARTICLE V
AFFIRMATIVE COVENANTS
          The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:
     Section 5.1 Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent (for distribution to the Lenders):
          (a) as soon as available and in any event within 90 days after the end of each Fiscal Year of Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by UHY LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
          (b) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year, in each case certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries;
          (c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be and (iv) stating whether any change in GAAP or the application thereof has occurred since December 31, 2009, and if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;
          (d) concurrently with the delivery of the financial statements referred to in clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);
          (e) as soon as available and in any event within 30 days after the end of the calendar year, a pro forma budget for the succeeding Fiscal Year, together with an income statement, EBITDA projection and analysis of financial covenant compliance, all on a pro forma basis;
          (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
          (g) within 60 days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month;
          (h) concurrently with the delivery of the Financial Statements referred to in clauses (a) and (b) above, a certificate of Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all open Hedging Transactions of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the Net Mark-to-Market Exposure therefore, any new credit support agreements relating thereto not listed on Schedule 4.15, any margin required or supplied under any credit support document, and the counterparty to each such agreement;
          (i) at least 5 days prior written notice of any amendment, waiver or other modification to any Second Lien Term Loan Document and, concurrently with the execution and delivery thereof, a fully executed counterparty of any such document;
          (j) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request; and
          (k) a copy of any notice of default received under any Second Lien Term Loan Document and a copy of any notice of default received from a Secured Hedge Counterparty or a Bank Product Provider.

          So long as the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, Borrower may satisfy its obligation to deliver the financial statements referred to in clauses (a) and (b) above, and the information referred to in clause (f) above, by delivering such financial statements and information by electronic mail to such e-mail addresses as the Administrative Agent and Lenders shall have provided to Borrower from time to time.
     Section 5.2 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to the Lenders) prompt written notice of the following:
          (a) the occurrence of any Default or Event of Default;
          (b) the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
          (d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000;
          (e) the occurrence of any default or event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness (including Indebtedness under the Second Lien Term Loan Agreement) of the Borrower or any of its Subsidiaries;
          (f) in the event the Borrower or any Subsidiary intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties included in the most recently delivered Reserve Report or any Capital Stock in any Subsidiary in accordance with Section 7.7, prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent;
          (g) in the event (i) the Borrower or any Subsidiary terminates, amends, unwinds or modifies any Master Agreement (or enters into any off-setting position in respect thereof) in accordance with Section 7.12, prompt (and in no event later than one (1) Business Day after the occurrence thereof) written notice of such transaction, the details of such proposed transaction, the closing date of such transaction and any other details thereof requested by the Administrative Agent, or (ii) the Borrower or any Subsidiary intends to terminate, amend, unwind or modify any Hedging Agreement (or enter into any off-setting position in respect thereof) in a manner inconsistent with its prior hedging practices, prior written notice of such transaction, the details of such proposed transaction, the anticipated closing date of such transaction and any other details thereof requested by the Administrative Agent; and
          (h) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.3 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.
     Section 5.4 Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Subsidiary to:
          (a) operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;
          (b) keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities;
          (c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;
          (d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material properties; and

          (e) to the extent the Borrower is not the operator of any property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 5.4.
     Section 5.5 Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.6 Environmental Matters.
          (a) The Borrower shall at its sole expense: (i) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ properties or any other property offsite the property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (ii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iii) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (iv) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for material damages or compensation; and (v) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 5.6(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.
          (b) The Borrower will promptly, but in no event later than five days of the occurrence of a triggering event, notify the Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or its Subsidiaries or their properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $1,000,000, not fully covered by insurance, subject to normal deductibles.
          (c) The Borrower will, and will cause each Subsidiary to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Administrative Agent and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other Properties.
     Section 5.7 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate measures, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.8 Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.
     Section 5.9 Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required.
     Section 5.10 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and at all times shall name Administrative Agent and the Lenders as additional insureds on all liability policies of the Borrower and its Subsidiaries (other than workers compensation policies) and at all times shall name the Administrative Agent as loss payee on all property policies of the Borrower and its Subsidiaries with respect to property insurance proceeds in excess of $50,000.
     Section 5.11 Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of all Loans and Letters of Credit to refinance a portion of the Indebtedness under the

Borrower’s Existing Credit Agreement, fund the acquisition of Oil and Gas Properties and capital expenditures, provide working capital and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.
     Section 5.12 Reserve Reports.
          (a) On or before February 28th and August 31st of each year, commencing August 31, 2011 the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of the immediately preceding January 1st and July 1st. The Reserve Report as of January 1st of each year shall be prepared by one or more Approved Petroleum Engineers, and the July 1st Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be based on the best information reasonably available to the Borrower and to have been prepared in accordance with the procedures used in the immediately preceding January 1st Reserve Report.
          (b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent a “roll-forward” Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify (i) such Reserve Report to have been prepared based on the best information reasonably available to Borrower, (ii) with respect to Oil and Gas Properties included in the immediately preceding January 1st Reserve Report that have not been sold or otherwise disposed of, such Reserve Report “rolls-forward” the projected production from such properties in the manner set out in the immediately preceding January 1st Reserve Report, and (iii) such Reserve Report sets out the NYMEX Value of the Borrower’s and its Subsidiaries’ Oil and Gas Properties as of the date of such report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.7(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.
          (c) Each delivery of a Reserve Report by the Borrower to the Administrative Agent shall constitute a representation and warranty by the Borrower to the Administrative Agent and each Lender that: (i) the Reserve Report is based on the best information reasonably available to the Borrower and any other information delivered in connection therewith is true and correct, (ii) the Borrower and its Subsidiaries have good and Defensible Title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted under Section 7.2, (iii) except as set forth in the letter transmitting such Reserve Report to the Administrative Agent (the “Transmittal”), on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 4.13 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) except as set forth in the Transmittal, none of the Borrower’s or any Subsidiaries’ Oil and Gas Properties included in the immediately preceding Reserve Report have been sold since the date of the last Redetermination Date, and that attached to the Transmittal is a list all of such Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the Transmittal is a list of all marketing agreements entered into subsequent to the later of the date hereof or the date of the most recently delivered Reserve Report which the Borrower could reasonably be expected to have listed on Schedule 4.14 had such agreement been in effect on the date hereof, (vi) except as set forth in the Transmittal, all of the Oil and Gas Properties evaluated by such Reserve Report are Mortgaged Properties, (vii) attached to the Transmittal is a calculation of the percentage of the total NYMEX Value of the Oil and Gas Properties that the value of the Mortgaged Properties represent in compliance with Section 5.14, (viii) attached to the Transmittal is a calculation of the percentage of Projected Production for each subsequent fiscal quarter hedged pursuant to Hedging Transactions and (ix) attached to the Transmittal is a listing of any Hedging Transactions (if any) that the Borrower expects to terminate or unwind in order to comply with the requirements of Section 7.12.
     Section 5.13 Title Information.
          (a) On or before the delivery to the Administrative Agent of each Reserve Report required by Section 5.12, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.
          (b) If the Borrower has provided title information for additional properties under Section 5.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 7.2 raised by such information, (ii) substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Encumbrances (other than Permitted Encumbrances described in clauses (v), (vii) and (viii) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.
          (c) If the Borrower is unable to cure any title defect requested by the Administrative Agent to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent. To the extent that the Administrative Agent or the Required Lenders are not satisfied with title to any Oil and Gas Property after the 60-day period has elapsed, such unacceptable Oil and Gas Property shall not count towards the 80% requirement, and the

Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.
     Section 5.14 Additional Collateral; Additional Guarantors.
          (a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 5.12) to ascertain whether the Mortgaged Properties represent at least 80% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total value, then the Borrower shall, and shall cause its Subsidiaries to, grant, within thirty (30) days of delivery of the Transmittal required under Section 5.12(c), to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (provided that Permitted Encumbrances of the type described in clauses (i) to (iv) and (vi) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Collateral Documents such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 5.14(b).
          (b) If any Subsidiary is acquired or formed after the Closing Date, the Borrower will promptly notify the Administrative Agent thereof and within ten (10) Business Days after any such Subsidiary is acquired or formed, will cause such Subsidiary to become a Subsidiary Loan Party. A Subsidiary shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a supplement to the Guaranty and Collateral Agreement in form and substance reasonably satisfactory to the Administrative Agent accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries, and opinions of counsel comparable to those delivered pursuant to Section 3.1(b), and (iii) such other documents as the Administrative Agent may reasonably request. No Subsidiary that becomes a Subsidiary Loan Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligations under the Guaranty and Collateral Agreement.
          (c) In the event that the Borrower or any Subsidiary becomes the owner of a Foreign Subsidiary which has total assets in excess of $500,000 then the Borrower shall promptly, or shall cause such Subsidiary to promptly, guarantee the Indebtedness pursuant to the

Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, (i) execute and deliver a supplement to the Guaranty Agreement, (ii) pledge 65% of all the Capital Stock of such Foreign Subsidiary (including, without limitation, delivery of original stock certificates evidencing such Capital Stock of such Foreign Subsidiary, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
     Section 5.15 Hedging Agreements.
          (a) The Borrower shall maintain the hedge position established by the Hedging Transactions required under Section 3.1(b)(xvi) during the period specified therein.
          (b) Within thirty (30) days following the date of any Transmittal or other notice to the Administrative Agent indicating that the volumes of Projected Production for any quarter subject to Hedging Transactions are not in compliance with the thresholds set forth in Section 7.12, the Borrower shall terminate, create off-setting positions, or otherwise unwind existing Hedge Agreements in accordance with Section 7.12 such that the volumes of crude oil or natural gas subject to Hedging Transactions comply with the thresholds set forth in Section 7.12 for each succeeding fiscal quarter.
     Section 5.16 Marketing Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.
     Section 5.17 Further Assurances. Borrower will, and will cause each other Loan Party to, execute and deliver or cause to be executed and delivered such other and further instruments or documents and take such further action as in the judgment of Administrative Agent may be required to carry out the provisions and purposes of the Loan Documents, including to create, preserve, protect and perfect the Liens of the Administrative Agent for the ratable benefit of the Lenders and other holders of Obligations.
     Section 5.18 Concurrent Delivery of Notices. In addition to the foregoing, the Borrower shall deliver to the Administrative Agent all reports when and as delivered all other times under the Second Lien Term Loan Agreement.

ARTICLE VI
FINANCIAL COVENANTS
          The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:
     Section 6.1 Leverage Ratio. The Borrower will maintain at all times a Leverage Ratio of not greater than:

Fiscal Quarter	Leverage Ratio
On or prior to September 30, 2011	4.75:1.0
After September 30, 2011 and on or prior to September 30, 2012	4.25:1.0
After September 30, 2012 and on or prior to September 30, 2013	4.00:1.0
After September 30, 2013 and on or prior to September 30, 2014	3.75:1.0
After September 30, 2014	3.50:1.0
     Section 6.2 Interest Coverage Ratio. The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2011, an Interest Coverage Ratio of not less than:

Interest
Fiscal Quarter	Coverage Ratio
Each Fiscal Quarter ending on or prior to September 30, 2011	2.50:1.0
Each Fiscal Quarter ending after September 30, 2011	2.75:1.0
     Section 6.3 Asset Coverage Ratio. The Borrower will maintain at all times an Asset Coverage Ratio of not less than 1.5 to 1.0.
     Section 6.4 Minimum Current Ratio. The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2011, a Minimum Current Ratio of not less than 1.0 to 1.0.

ARTICLE VII
NEGATIVE COVENANTS
          The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:
     Section 7.1 Indebtedness and Preferred Equity. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness created pursuant to the Loan Documents;
          (b) Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;
          (c) Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided, that any such Indebtedness that is owed by a Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;
          (d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;
          (e) Indebtedness under the Second Lien Term Loan Agreement and the Second Lien Notes in an aggregate principal amount not to exceed $75,000,000 plus any increases resulting from any payment of interest in kind permitted under the Second Lien Term Loan Agreement, the maturity date for which shall not be earlier than the date that is six months after the Maturity Date;
          (f) Letters of credit, each with a stated amount not to exceed $100,000, issued on behalf of the Borrower or a Subsidiary thereof for routine operational purposes, in an aggregate amount not to exceed $500,000;
          (g) Indebtedness for payroll withholding obligations associated with vested stock-based compensation awards under the Borrower’s LTIP that will be settled in shares of Capital Stock of the Borrower;
          (h) Hedging Obligations permitted by Section 7.12; and
          (i) (i) other unsecured Indebtedness of the Borrower or its Subsidiaries and (ii) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including purchase money financing for vehicles and equipment and Capital Lease Obligations, at any time outstanding, in an aggregate principal amount not to exceed $2,000,000 at any time outstanding.
The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Maturity Date.
     Section 7.2 Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:
          (a) Liens securing the Obligations, provided, however, that no Liens may secure Hedging Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations and subject to the priority of payments set forth in Section 2.20;
          (b) Permitted Encumbrances;
          (c) Liens on Collateral securing the Second Lien Term Loan Agreement and the Second Lien Notes and any guaranties thereof as permitted by Section 7.1(e); provided that (i) such Liens securing such Indebtedness do create a Lien on any asset or property that is not subject to a Lien under the Collateral Documents and (ii) such Liens securing such Indebtedness shall at all times are subordinate to the Liens securing the Obligations pursuant to the Second Lien Intercreditor Agreement;
          (d) any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;
          (e) purchase money Liens upon or in any fixed or capital assets (including vehicles and equipment) to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(i)(ii), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
          (f) any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Subsidiary of the Borrower or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;
          (g) Liens on cash, in an aggregate amount not to exceed $500,000, posted as collateral to secure letters of credit in accordance with Section 7.1(f);
          (h) Contractual rights of set-off allowing Shell Energy North America (US), L.P. or any Affiliate to set off amounts owed to the Borrower and its Subsidiaries for the purchase of Hydrocarbons against amounts owed by the Borrower and is Subsidiaries to Shell Energy North America (US), L.P. or any Affiliate pursuant to any Hedging Transaction in respect of commodities; provided that, such set-off rights shall not extend beyond the date that is ninety (90) days after the Closing Date (or such later date as reasonably acceptable to the Administrative Agent); and
          (i) extensions, renewals, or replacements of any Lien referred to in paragraphs (a), (b), (d) or (e) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.
     Section 7.3 Fundamental Changes.
          (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.
          (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.
     Section 7.4 Investments, Loans, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:
          (a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);
          (b) Permitted Investments;
          (c) Guarantees by Borrower and its Subsidiaries constituting Indebtedness permitted by Section 7.1; provided, that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (d) hereof;
          (d) Investments made by the Borrower in or to any Subsidiary, Investments by any Subsidiary in or to the Borrower or in or to another Subsidiary and, subject to Section 5.14, Investments constituting the creation or formation and capitalization of a new Subsidiary; provided, that the aggregate amount of Investments by Loan Parties in or to, and Guarantees by Loan Parties of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $1,000,000 at any time outstanding;
          (e) loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $500,000 at any time;
          (f) Investments in direct ownership interests in additional Oil and Gas Properties and other assets and properties directly relating to the ownership and operation of Oil and Gas Properties (including drilling and completion rigs, servicing equipment, gas gathering systems, transportation pipelines and processing plants) which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;
          (g) Hedging Transactions permitted by Section 7.12; and
          (h) other Investments which in the aggregate do not exceed $1,000,000 in any Fiscal Year.
     Section 7.5 Restricted Payments, etc. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except for (a) dividends payable by the Borrower solely in shares of any class of its common stock, (b) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries, and (c) the acquisition of shares of the Borrower’s Capital Stock in connection with the net settlement in shares for payroll withholding obligations on vested stock-based awards under Borrower’s LTIP.
     Section 7.6 Redemption of Second Lien Notes; Amendment of Second Lien Credit Agreement. The Borrower will not, and will not permit any Subsidiary to (i) prior to the date that is one-hundred eighty-one (181) days after the Maturity Date call, make or offer to make any option or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) Indebtedness under the Second Lien Term Loan Agreement and the Second Lien Notes, provided that, the Borrower may use net cash proceeds from either the sale or other disposition of Oil and Gas Properties (or any Subsidiary owning Oil and Gas Properties) or the issuance of Capital Stock to Redeem up to an aggregate $25,000,000 in principal amount of the Indebtedness under the Second Lien Term Loan Agreement and the Second Lien Notes at par on or before the first anniversary of the Closing Date, if (A) no Default or Event of Default has occurred and is continuing or would exist after giving effect to such prepayment, (B) any prepayment required pursuant to Section 2.11 as a result of a Borrowing Base adjustment pursuant to Section 7.7 has been made, (C) after giving effect to any such prepayment and any adjustment to the Borrowing Base relating to any such Disposition of Oil and Gas Properties, the Borrower would have liquidity (which shall include undrawn availability under the then existing Borrowing Base) of at least $10,000,000 of cash or Investments permitted by Section 7.4 and (D) the Borrower is in compliance with each of the covenants set forth in Article VI immediately prior to, and (on a pro forma basis) after, giving effect to such prepayment or (ii) except as permitted by the Second Lien Intercreditor Agreement, amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Second Lien Term Loan Document if (A) the effect thereof would be to shorten the maturity or of the Second Lien Term Loan Agreement or the Second Lien Notes or shorten the average life or increase the amount of any payment of principal thereof (other than increases resulting from the payment of interest in kind permitted under the Second Lien Term Loan Agreement) or increase the rate add call or prepayment premiums or shorten any period for payment of interest thereon, (B) such action adds additional property as collateral to secure the Indebtedness under the Second Lien Term Loan Agreement and the Second Lien Notes, except in accordance with Section 7.18, (C) such action is not permitted by the Second Lien Intercreditor Agreement or (D) except as permitted pursuant to the Second Lien Intercreditor Agreement, such action adds any covenants or defaults without this Agreement being contemporaneously amended to add substantially similar covenants or defaults, provided that the foregoing shall not prohibit the execution of agreements to add guarantors if required by the terms thereof provided that any such guarantor also guarantees the Indebtedness pursuant to the Guaranty and Collateral Agreement and each of the Borrower and such guarantor otherwise complies with Section 5.15.
     Section 7.7 Sale of Assets. The Borrower will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any property except for (a) the sale of Hydrocarbons and inventory in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts, provided that for any such acreage that is Mortgaged Property with a fair market value in excess of $10,000,000, such farmout or assignment shall be subject to the prior written approval of the Administrative Agent in its reasonable discretion; (c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use; (d) the sale, transfer or other disposition of Capital Stock in Subsidiaries to the Borrower or another Subsidiary; (e) provided that no Event of Default has occurred and is continuing, the sale or licensing of seismic data; (f) provided that no Event of Default has occurred and is continuing, the disposition of uneconomic wells and leases by auction, for salvage or assumption of plugging liabilities; (g) the release of expired leases and (h) provided that no Event of Default has occurred and is continuing, the sale or other disposition (including casualty events) of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties; provided that, with respect to the sale or other disposition of Oil and Gas Properties (or interests therein) or any Subsidiary owning Oil and Gas Properties pursuant to this clause (h), (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Properties, interest therein or Subsidiary subject of such sale or other disposition, taken as a whole on a per transaction basis, as reasonably determined by a Responsible Officer of the Borrower (or, with respect to any such sale or other disposition in excess of $10,000,000, the board of directors of the Borrower) and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iii) if such sale or other disposition of any Oil and Gas Property (including farmouts under clause (b) above) or Subsidiary owning Oil and Gas Properties between the Closing Date and March 30, 2012 or during any twelve-month period commencing on March 31st of any year thereafter has a NYMEX Value set forth the most recently delivered Reserve Report in excess of $10,000,000, individually or in the aggregate, then written consent of the Administrative Agent shall be required prior to such sale or disposition, (iv) if such sale or other disposition of any Oil and Gas Property (including farmouts under clause (b) above) or Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates has a fair market value in excess of 5% of the Borrowing Base then in effect (as determined by the Administrative Agent), individually or in the aggregate, the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such Property in the most recently determined Borrowing Base (as determined by the Administrative Agent) and (v) if any such sale or other disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Capital Stock of such Subsidiary.
     Section 7.8 Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its property to be in violation of, or do anything or permit anything to be done which will subject any such property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any pertaining to such property where such violations, Release or threatened Release, exposure, or Remedial work could reasonably be expected to have a Material Adverse Effect.
     Section 7.9 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase,

lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary Loan Party not involving any other Affiliates and (c) any Restricted Payment permitted by Section 7.5.
     Section 7.10 Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
     Section 7.11 Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
     Section 7.12 Hedging Transactions.
          (a) The Borrower will not, and will not permit any Subsidiary to, enter into any Hedging Transactions with any Person other than:
               (i) Hedging Transactions in respect of commodities (A) with an Approved Counterparty and (B) the notional volumes for which (when aggregated with other commodity Hedging Transactions then in effect other than basis differential swaps on volumes already hedged pursuant to other Hedging Transactions) are, as of any date, but tested in connection with each Redetermination of the Borrowing Base, within the required thresholds of Projected Production set forth below for each fiscal quarter during the relevant measurement period following such date for crude oil, natural gas and natural gas liquids on a barrel of oil equivalent basis, and for each of (1) crude oil and natural gas liquids and (2) natural gas, calculated separately; provided, however, that volumes of crude oil, natural gas and natural gas liquids hedged by means of a put or a price “floor” for which there exists no Net Mark-to-Market

Exposure to the Borrower or any Subsidiary (I) shall be counted in determining compliance with the minimum percentage hedging requirement set forth below, (II) shall not be counted in determining compliance with the maximum percentage hedging requirement set forth below and (III) shall in no event cause the total volumes of crude oil, natural gas and natural gas liquids hedged to exceed 100% of Projected Production for crude oil, natural gas and natural gas liquids on a barrel of oil equivalent basis or either of (x) crude oil and natural gas liquids or (y) natural gas, calculated separately, for any quarter:

			Maximum
			Percentage Hedged
			(% of Projected
			Production for each
	Minimum	Maximum	of (i) crude oil and
Measurement Period (relative to measurement date)	Percentage	Percentage	natural gas liquids
	Hedged (% of	Hedged (% of	and (ii) natural
	Projected	Projected	gas,
	Production on a	Production on a	calculated
	boe basis)	boe basis)	separately)
Quarters 1-4	60%	85%	85%
Quarters 5-10	50%	85%	85%
Quarters 11-20	0%	85%	85%
Thereafter	0%	0%	0%
; provided, however, that (1) non-compliance with the thresholds set forth above shall not constitute an Event of Default hereunder so long as such non-compliance is cured in accordance with Sections 5.15(b) and 7.12(b) within thirty (30) days following the date of any Transmittal or other notice to the Administrative Agent indicating that the volumes of Projected Production hedged do not comply with such thresholds and (2) the provisions of this subclause (B) shall not be applicable during any period when Borrower’s Leverage Ratio is equal to or less than 1.50:1.0,
; provided, further, however, that, notwithstanding the foregoing percentage limitations (but intended to fit within the maximum percentage limitation), the Borrower shall enter into (and shall thereafter maintain) additional Hedging Transactions covering the following volumes of Projected Production of crude oil and natural gas liquids for each fiscal quarter during the relevant measurement period (to be consistent with the estimates contained in the Initial Reserve Report) with one-half of such additional Hedging Transactions to be entered into within 2 Business Days following the Closing Date and the remaining one-half of such additional Hedging Transactions to be entered into within 5 Business Days following the Closing Date:

		Minimum Price per
Measurement Period	Hedging Requirement	Barrel
July 1, 2012 — December 31, 2012	145,000 barrels	$95.00
January 1, 2013 — December 31, 2013	600,000 barrels	$95.00
January 1, 2014 — June 30, 2014	275,000 barrels	$95.00
and
               (ii) Hedging Transactions in respect of interest rates with Approved Counterparties: (A) effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Hedging Transactions of the Borrower and its Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed the greater of (1) the notional amount of Indebtedness under the Second Lien Term Loan Agreement required to be hedged pursuant to Section 5.15(a) or (2) 50% of the then outstanding principal amount of the Borrower’s Indebtedness for borrowed money which bears interest at a fixed rate, and (B) effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Hedging Transactions of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 50% of the then outstanding principal amount of the Borrower’s Indebtedness for borrowed money which bears interest at a floating rate.
Except with the prior written consent of the Administrative Agent, in no event shall any Hedging Transaction permitted under this Section 7.12(a) contain any requirement, agreement or covenant for the Borrower or any Subsidiary to post collateral or margin to secure their obligations under such Hedging Transaction or to cover market exposures, other than pursuant to the Collateral Documents.
          (b) In the event the Borrower or any Subsidiary assigns, terminates, amends, unwinds or modifies any Hedging Transactions in respect of commodities (or enters into any off-setting position in respect thereof), the effect of such action (when taken together with any other Hedging Transactions executed contemporaneously with the taking of such action) would have the effect of canceling its positions under such Hedging Transactions, the Borrower will give to the Administrative Agent prompt (and in no event later than one (1) Business Day after the occurrence thereof) written notice of such transaction, the details of such transaction, the date of such transaction and any other details thereof requested by the Administrative Agent. In the event such Hedging Transaction was evaluated in connection with the most recent Redetermination of the Borrowing Base and the value thereof, when taken together with all other Hedging Transactions, assigned, amended, modified, terminated, unwound or off-set since the date of such Redetermination, exceeds 5% of the Borrowing Base then in effect (as determined by the Administrative Agent) individually or in the aggregate, (i) the Borrower shall maintain the net proceeds received from such transaction in either an account maintained with the Administrative Agent or a controlled account maintained with another financial institution that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent until the Borrowing Base has been adjusted pursuant to clause (ii) below and any required prepayment resulting from such adjustment has been made and (ii) the Borrowing Base shall be reduced, effective as of the consummation of such transaction, by an amount equal to the net reduction in Borrowing Base value attributable to such transaction (as determined by the Administrative Agent).
     Section 7.13 Gas Imbalances, Take-or-Pay or other Prepayments. The Borrower will not, and will not permit any Subsidiary to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary that would require the Borrower or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payments therefor to exceed one half bcf of gas (on an mcf equivalent basis) in the aggregate.
     Section 7.14 Amendment to Material Documents. The Borrower will not, and will not permit any of its Subsidiaries to (a) amend, modify or waive any of its rights in a manner materially adverse to the Lenders or the Borrower under its certificate of incorporation, bylaws or other organizational documents, (b) enter into any Material Contract that is materially disadvantageous or adverse to the rights of the Administrative Agent or any Lender or (c) amend or modify any Material Contract or waive any of its rights thereunder, in each case, in a manner materially disadvantageous to or adverse to the interests of the Administrative Agent or any Lender.
     Section 7.15 Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.
     Section 7.16 Lease Obligations. The Borrower will not, and will not permit any Subsidiary to, create or suffer to exist any obligations for the payment under operating leases or agreements to lease (but excluding any obligations under leases required to be classified as capital leases under GAAP having a term of five years or more) which would cause the present value of the direct or contingent liabilities of the Borrower and its Subsidiaries under such leases or agreements to lease, on a consolidated basis, to exceed $2,000,000 in the aggregate in any Fiscal Year.
     Section 7.17 Government Regulation. Neither the Borrower nor any of its Subsidiaries shall (a) be or become subject at any time to any law, regulation, or list of any Government Authority of the United States (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lenders or the Administrative Agent from making any advance or extension of credit to Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by Lenders or the Administrative Agent at any time to enable Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 1 U.S.C. Section 5318.
     Section 7.18 Liens Securing Second Lien Term Loan Agreement and Second Lien Notes. The Borrower will not, and will not permit any Subsidiary to, grant a Lien on any property or asset to secure the Second Lien Term Loan Agreement, the Second Lien Notes or any other Indebtedness arising under any Second Lien Term Loan Document without (a) giving fifteen (15) days’ prior written notice to the Administrative Agent thereof and (b) concurrently granting to the Administrative Agent to secure the Obligations a first-priority, perfected Lien on the same property or asset pursuant to Collateral Documents in form and substance satisfactory to the Administrative Agent. In connection therewith, the Borrower shall, or shall cause each Subsidiary to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.1 Events of Default. If any of the following events (each an “Event of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement or any payment under Section 2.21(g) or shall fail to make when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1 or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or
          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) when made or deemed made or submitted; or

          (d) the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2 or 5.3 (with respect to the Borrower’s existence) or Articles VI or VII; or
          (e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
          (f) (i) any default or event of default (after giving effect to any grace period) shall have occurred and be continuing under the Second Lien Term Loan Agreement or (ii) the Second Lien Intercreditor Agreement shall cease to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of any subordinated lender party thereto; or
          (g) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
          (h) the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
          (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
          (j) the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
          (k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $500,000; or
          (l) any judgment or order for the payment of money in excess of $1,000,000 in the aggregate (to the extent not covered by either (i) independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding or (ii) contractual indemnity from a creditworthy third party (as reasonably determined by the Board of Directors of the Borrower) as to which such indemnifying party does not dispute its indemnification obligation and is not subject to an insolvency proceeding) shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed; or
          (m) any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (n) a Change in Control shall occur or exist; or
          (o) any provision of any Guaranty and Collateral Agreement or any other Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate the Guaranty and Collateral Agreement or any other Loan Document to which it is a party;
then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan

Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
     Section 8.2 Application of Proceeds from Collateral. All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after the Maturity Date, whether by acceleration or otherwise, shall be applied, subject to the Second Lien Intercreditor Agreement:
          (a) first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;
          (b) second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;
          (c) third, pro rata to payment of accrued interest on the Loans;
          (d) fourth, pro rata to payment of principal outstanding on the Loans and Indebtedness to any Secured Hedge Provider under any Hedging Transaction and to any Bank Product Provider under any Bank Product;
          (e) fifth, pro rata to any other Indebtedness;
          (f) sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and
          (g) seventh, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
ARTICLE IX
THE ADMINISTRATIVE AGENT
     Section 9.1 Appointment of Administrative Agent.
          (a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective

Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          (b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
          (c) The provisions of this Article are solely for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of the provisions contained herein.
     Section 9.2 Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be required to take any action that, in its reasonable opinion or the reasonable opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties. If any Lender obtains actual knowledge of any Default or Event of Default, such Lender promptly shall notify the other Lenders and the Administrative Agent of such Default or Event of Default.
     Section 9.3 Lack of Reliance on the Administrative Agent. Each of the Lenders and the Issuing Bank acknowledges that neither the Administrative Agent or any Related Party of the Administrative Agent has made any representation or warranty to it, and that no act by the Administrative Agent or any Related Party of the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Related Party of the Administrative Agent to the Issuing Bank or any Lender. Each of the Lenders and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
     Section 9.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
     Section 9.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
     Section 9.6 The Administrative Agent and the Syndication Agent in their Individual Capacity. The bank serving as the Administrative Agent or Syndication Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent or Syndication Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent and the Syndication Agent in their individual capacity. The bank acting as the Administrative Agent or Syndication Agent and each of its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent or Syndication Agent hereunder and without any duty to account therefore to the Lenders.
     Section 9.7 Successor Administrative Agent.
          (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.
          (b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

          (c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.25(a), then the Issuing Bank may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).
     Section 9.8 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
     Section 9.9 Administrative Agent May File Proofs of Claim.
          (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
               (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
               (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
          (b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative

Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     Section 9.10 Authorization to Execute other Loan Documents, Releases, Etc. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to (a) execute on behalf of all Lenders all Loan Documents other than this Agreement, (b) release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents and (c) execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of property to the extent such sale or other disposition is permitted by the terms of Section 7.7 or is otherwise authorized by the terms of the Loan Documents..
ARTICLE X
MISCELLANEOUS
     Section 10.1 Notices.
          (a) Written Notices.
               (i) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	RAM Energy Resources, Inc. 5100 E Skelly Drive, Suite 650 Tulsa, OK 74135 Attention: Les Austin, SVP and CFO Telecopy Number: (918)

To the Administrative Agent:	SunTrust Bank 303 Peachtree Street, N. E. Atlanta, Georgia 30308 Attention: Mr. Brandon Graffeo Telecopy Number: (404) 813-5134

With a copy to:	SunTrust Bank Agency Services

303 Peachtree Street, N. E., 25th Floor Atlanta, Georgia 30308 Attention: Mr. Doug Weltz Telecopy Number: 404.221.2001

To the Issuing Bank:	SunTrust Bank 25 Park Place, N. E., 16th Floor Mail Code 3706 Atlanta, Georgia 30303 Attention: Standby Letter of Credit Dept. Telecopy Number: 404.588.8129

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent or the Issuing Bank shall not be effective until actually received by such Person at its address specified in this Section 10.1.
               (ii) Any agreement of the Administrative Agent, the Issuing Bank and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.
          (b) Electronic Communications.
               (i) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
               (ii) Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     Section 10.2 Waiver; Amendments.
          (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
          (b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Aggregate Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.20(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender; (vii) release all or substantially all collateral (if any) securing any of the Obligations or agree to subordinate any Lien in such collateral to any other creditor of the Borrower or any Subsidiary (other than in connection with a farm-out of undeveloped acreage permitted by Section 7.7(b) or (viii) increase the Borrowing Base without the written consent of each Lender (other than a Defaulting Lender); provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent or the Issuing Bank without the prior written consent of such Person. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
     Section 10.3 Expenses; Indemnification.
          (a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Syndication

Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Syndication Agent, each Lender, the Issuing Bank, each Secured Hedge Counterparty, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower, any other Loan Party or any of their respective Affiliates arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or (B) a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.
          (c) The Borrower shall pay, and hold the Administrative Agent, the Syndication Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

          (d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Syndication Agent, the Issuing Bank under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.
          (e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.
          (f) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.
     Section 10.4 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans, and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:
               (i) Minimum Amounts.
                    (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

                    (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000 and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
               (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.
               (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
                    (A) the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
                    (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment; and
                    (C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Commitments.
               (iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.19 if such assignee is a Foreign Lender.
               (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
               (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.
          (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, Administrative Agent shall serve as Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and Affiliates shall constitute “Indemnitees.”
          (d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

          (e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.20(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of such guaranty agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (e) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20 as though it were a Lender.
          (f) A Participant shall not be entitled to receive any greater payment under Section 2.17 and Section 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.19(e) as though it were a Lender.
          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 10.5 Governing Law; Jurisdiction; Consent to Service of Process.

          (a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof of the State of New York.
          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court Southern District of New York and of Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
          (c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
     Section 10.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     Section 10.7 Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or Issuing Bank.
     Section 10.8 Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Engagement Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.
     Section 10.9 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20 and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this

Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.
     Section 10.10 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 10.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any Subsidiary, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (a) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including without limitation accountants, legal counsel and other advisors, (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (c) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (d) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (e) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) any rating agency, (h) the CUSIP Service Bureau or any similar organization, or (i) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
     Section 10.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum

Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.
     Section 10.13 Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
     Section 10.14 Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.
     Section 10.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that that: (a)(i) the services regarding this Agreement provided by the Administrative Agent and/or Lenders are arm’s-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (ii) each of Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (iii) Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each of the Administrative Agent and Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent nor any Lender has any obligation to Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and Lenders has no obligation to disclose any of such interests to Borrower , any other Loan Party of any of their respective Affiliates. To the fullest extent permitted by law, each of Borrower and the other Loan Parties hereby waive and release any claims that it may have against the Administrative

Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     Section 10.16 Location of Closing. Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o Vinson & Elkins, LLP, 666 Fifth Avenue 26th Floor, New York, NY 10103-0040 . Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent, c/o Vinson & Elkins, LLP, 666 Fifth Avenue, 26th Floor New York, NY 10103-0040 . All parties agree that closing of the transactions contemplated by this Agreement has occurred in New York.
[Remainder of page left intentionally blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RAM ENERGY RESOURCES, INC.
By:	/s/ G. Les Austin
	Name:	G. Les Austin
	Title:	Senior Vice President and Chief Financial Officer

Signature Page
Revolving Credit Agreement

SUNTRUST BANK as Administrative Agent, as Issuing Bank, and as a Lender
By:	/s/ David Yates
	Name:	David Yates
	Title:	Managing Director

Signature Page
Revolving Credit Agreement

CAPITAL ONE, N.A. as Syndication Agent and as a Lender
By:	/s/ Matthew L. Molero
	Name:	Matthew L. Molero
	Title:	Vice President

Signature Page
Revolving Credit Agreement

SOCIÉTÉ GÉNÉRALE
By:	/s/ David M. Bornstein
	Name:	David M. Bornstein
	Title:	Director

Signature Page
Revolving Credit Agreement

REGIONS BANK
By:	/s/ Kelly L. Elmore III
	Name:	Kelly L. Elmore III
	Title:	Senior Vice President

Signature Page
Revolving Credit Agreement

CIT BANK
By:	/s/ Daniel Burnett
	Name:	Daniel Burnett
	Title:	Authorized Signatory

Signature Page
Revolving Credit Agreement

Schedule I
APPLICABLE MARGIN AND APPLICABLE PERCENTAGE
Borrowing Base Utilization Grid

	Level I	Level II	Level III	Level IV
Borrowing Base Utilization Percentage	≤50%	>50% ≤75%	>75% ≤90%	>90%
Eurodollar Loans	2 .50%	2.75%	3.00%	3.25%
Base Rare Loans	1.50%	1.75%	2.00%	2.25%
Commitment Fee Rate	.75%	.75%	.75%	.75%
Schedule I-1

Schedule II
COMMITMENT AMOUNTS AND PRO RATA SHARE PERCENTAGE

Lender	Maximum Commitment	Pro Rata Share Percentage

SunTrust Bank	$83,333,333.34	33.3333%
Capital One, N.A.	$58,333,333.33	23.3333%
Societe Generale	$41,666,666.67	16.6667%
Regions Bank	$33,333,333.33	13.3333%
CIT Bank	$33,333,333.33	13.3333%
TOTAL	$250,000,000.00	100%
Schedule II-1

Schedule 4.5
ENVIRONMENTAL MATTERS
None.
Schedule 4.5

Schedule 4.13
GAS IMBALANCES
There are no net imbalances exceeding one-half bcf of gas (on an mcf equivalent basis) in the aggregate.
Schedule 4.13

Schedule 4.14
MARKETING CONTRACTS
None.
Schedule 4.14

Schedule 4.15
HEDGING AGREEMENTS
See attached documents
Schedule 4.15

Schedule 4.18
SUBSIDIARIES

		Class of Stock
		or other
		Equity
Owner	Issuer	Interest	No. of Shares
RAM Energy Resources, Inc.	RAM Operating Company, Inc., a Delaware corporation	Common	1,000
RAM Energy Resources, Inc.	RAM Energy, Inc., a Delaware corporation	Common	1
RAM Operating Company, Inc.	RAM Energy Resources (WV), Inc., a Delaware corporation	Common	1,000
RAM Operating Company, Inc.	RAM Energy Holdings (LA), Inc., a Delaware corporation	Common	1,000
RAM Operating Company, Inc.	Pontotoc Production Company, Inc., a Texas corporation	Common	100
RAM Energy Holdings (LA), Inc.	RAM Energy Resources (Lafourche), Inc., a Louisiana corporation	Common	100
RAM Energy Resources (Lafourche), Inc.	RAM Energy Louisiana, LLC, a Delaware limited liability company	Common Membership Interests	100%
RAM Energy, Inc.	RWG Energy, Inc., a Delaware corporation	Common	1,000
RAM Energy, Inc.	RLP Gulf States, L.L.C., an Oklahoma limited liability company	Common Membership Interests	100%
RAM Energy, Inc.	Great Plains Pipeline Company, a Delaware corporation	Common	1,000
RWG Energy, Inc.	WG Operating, Inc., a Texas corporation	Common	1,000
RWG Energy, Inc.	WG Pipeline LLC, a Texas limited liability company	Common Membership Interests	100%
Schedule 4.18

Schedule 7.1
OUTSTANDING INDEBTEDNESS
See attached documents.
Schedule 7.1

Schedule 7.2
EXISTING LIENS
See attached documents.
Schedule 7.2

Schedule 7.4
EXISTING INVESTMENTS
None.
Schedule 7.4